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Exhibit 99.2

[OSI PHARMACEUTICALS LOGO]	[GILEAD SCIENCES LOGO]
OSI CONTACTS:	GILEAD CONTACTS:
Kathy Galante	Susan Hubbard, Investors
(631) 962-2000	(650) 522-5715
Burns McClellen representing OSI	Amy Flood, Media
Kathy Jones, Ph.D. (media)	(650) 522-5643
(212) 213-0006

For Immediate Release

OSI PHARMACEUTICALS AND GILEAD SCIENCES ANNOUNCE
CLOSING OF ONCOLOGY ASSETS DEAL

    Melville, NY and Foster City, CA, December 21, 2001—OSI Pharmaceuticals (Nasdaq: OSIP) and Gilead Sciences (Nasdaq: GILD) announced today that the two companies have completed the sale of Gilead's oncology assets to OSI.

    Through this transaction, OSI has acquired Gilead's pipeline of clinical stage oncology products and related intellectual property, as well as Gilead's Boulder, Colorado operations, including clinical research and drug development personnel, infrastructure and facilities.

    In consideration for the assets, Gilead received from OSI $130 million in cash and 924,984 shares of OSI common stock. Additionally, OSI will pay to Gilead up to an additional $30 million in either cash or a combination of cash and OSI common stock upon the achievement of certain milestones related to the development of NX211, the most advanced of Gilead's oncology product candidates.

    Through the acquisition, OSI accelerates its development and commercialization capabilities by augmenting and balancing its pipeline of gene-targeted small molecule therapeutics with three next generation cytotoxic drug candidates in clinical trails. For Gilead, the transaction allows the company to increase its focus on its core expertise in infectious diseases.

    "The addition of this outstanding oncology development team and strong clinical programs takes us one step further toward our goal of becoming leaders in oncology. These assets complement our existing strengths, help balance our pipeline and allow us to maintain our commitment to across-the-board excellence in our discovery and development capabilities," said Colin Goddard, Ph.D., Chairman and Chief Executive Officer of OSI Pharmaceuticals.

    "This transaction delivers clear benefits for both companies. At Gilead, we will continue to strengthen our core area of expertise in infectious diseases, while OSI will solidify its competitive business in oncology," said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead Sciences.

Gilead Sciences

    Gilead Sciences, Inc., headquartered in Foster City, CA, USA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. Gilead discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal, and bacterial infections). Gilead maintains research, development, manufacturing or sales and marketing facilities in the United States, Europe and Australia.

OSI Pharmaceuticals

    OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of innovative products for the treatment of cancer. OSI has built a pipeline of discovery programs and drug candidates addressing major, unmet medical needs in cancer and selected opportunities including diabetes, arising from the Company's extensive drug discovery research programs that represent significant commercial opportunities. OSI's most advanced drug candidate, Tarceva™, a small molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

    This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. The risk specific to Gilead is that the product development milestones related to NX211 will not occur and that Gilead will therefore not be entitled to future milestone payments. The reader is cautioned not to rely on these forward-looking statements. Product development risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2000 and in Gilead's Quarterly Reports on Form 10-Q, all of which are on file with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements. There are also risks specific to OSI, which include, among others, preclinical development, completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to OSI and OSI assumes no obligation to update any such forward-looking statements.

# # #

Tarceva is a trademark of OSI Pharmaceuticals.

For more information about OSI Pharmaceuticals, please visit www.osip.com.

For more information about Gilead Sciences, please call 1-800-GILEAD-5 (1-800-445-3235)

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  Exhibit 99.2